Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Financial Results
ELBA, ALABAMA (February 28, 2020)…The National Security Group, Inc. (NASDAQ:NSEC) results for the three months and year ended December 31, 2019 and 2018, based on U.S. generally accepted accounting principles, were reported today as follows:

Unaudited Consolidated Financial Summary	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Gross premiums written	$14,895,000	$14,787,000	$67,529,000	$67,174,000
Net premiums written	$12,996,000	$13,027,000	$60,411,000	$60,717,000

Net premiums earned	$14,966,000	$15,092,000	$59,883,000	$60,856,000
Net investment income	968,000	1,009,000	3,876,000	3,941,000
Net investment (losses) gains	935,000	(544,000)	3,055,000	(552,000)
Other income	145,000	155,000	585,000	612,000
Total Revenues	17,014,000	15,712,000	67,399,000	64,857,000
Policyholder benefits and settlement expenses	8,925,000	11,385,000	38,598,000	40,409,000
Amortization of deferred policy acquisition costs	835,000	1,225,000	3,459,000	3,597,000
Commissions	1,412,000	1,760,000	7,429,000	7,555,000
General and administrative expenses	2,724,000	1,764,000	9,698,000	8,839,000
Taxes, licenses and fees	580,000	592,000	2,470,000	2,157,000
Interest expense	286,000	318,000	1,165,000	1,235,000
Total Benefits, Losses and Expenses	14,762,000	17,044,000	62,819,000	63,792,000
Income (Loss) Before Income Taxes	2,252,000	(1,332,000)	4,580,000	1,065,000
Income tax expense (benefit)	471,000	(276,000)	513,000	286,000
Net Income (Loss)	$1,781,000	$(1,056,000)	$4,067,000	$779,000
Income (Loss) Per Common Share	$0.71	$(0.42)	$1.61	$0.31
Reconciliation of Net Income (Loss) to non-GAAP Measurement
Net income (loss)	$1,781,000	$(1,056,000)	$4,067,000	$779,000
Income tax expense (benefit)	471,000	(276,000)	513,000	286,000
Investment losses (gains), net	(935,000)	544,000	(3,055,000)	552,000
Pretax Income (Loss) From Operations	$1,317,000	$(788,000)	$1,525,000	$1,617,000

Management Commentary on Results of Operations

Three months ended December 31, 2019 compared to three months ended December 31, 2018

Premium Revenue:
For the three months ended December 31, 2019, net premiums earned were down $126,000 at $14,966,000 compared to $15,092,000 for the same period last year. The marginal decrease in premium revenue was primarily driven by a decline in net earned premium in the P&C segment of $114,000. This decline was primarily attributable to a decrease in our surplus lines business in coastal Louisiana.

Investment Gains (Losses):
For the three-month period ended December 31, 2019, investment gains were $935,000 compared to an investment loss of $544,000 for the same period last year. The primary reason for the $1,479,000 increase in the fourth quarter of 2019, compared to the fourth quarter of 2018, was unrealized gains in our equity investments coupled with a realized gain of $233,000 in our equity portfolio. In the fourth quarter of 2018, we had unrealized losses in our equity investments totaling $640,000.

Net Income (Loss):
For the three months ended December 31, 2019, the Company had net income of $1,781,000, $0.71 income per share, compared to a net loss of $1,056,000, $0.42 loss per share, for the same period last year. The primary reason for the $2,837,000 increase in our fourth quarter 2019 earnings, compared to the same period last year, was a decrease in P&C segment claim activity. Hurricane Michael increased prior year incurred losses and reduced fourth quarter 2018 net income by $3,160,000.

Pretax Income (Loss) from Operations:
For the three months ended December 31, 2019, the Company had pretax income from operations of $1,317,000 compared to a pretax loss from operations of $788,000, for the three months ended December 31, 2018. As mentioned previously, in the fourth quarter of 2018, the P&C segment had an increase in catastrophe related claims from Hurricane Michael. Losses from Hurricane Michael decreased 2018 pretax income by $4,000,000, net of reinsurance. Partially offsetting the reduced catastrophe losses in the fourth quarter of 2019 was an increase in non-catastrophe wind and hail related losses.

P&C Segment Combined Ratio:
A measure used by management to analyze our P&C subsidiaries underwriting performance is the GAAP basis combined ratio. Maintaining a combined ratio below 100% indicates the Company is making an underwriting profit. For the three months ended December 31, 2019, the P&C segment had a combined ratio of 93.0% compared to 112.7% for the same period last year. The primary reason for the much higher combined ratio in the fourth quarter of 2018 was increased losses incurred due to Hurricane Michael.

Year ended December 31, 2019 compared to year ended December 31, 2018

Premium Revenue:
For the year ended December 31, 2019, net premiums earned were down $973,000 at $59,883,000 compared to $60,856,000 during the same period last year. The decrease in premium revenue was primarily driven by a decline in net earned premium in the P&C segment of $818,000. The decline in gross earned premium was primarily attributable to a decrease in our surplus lines business in coastal Louisiana. In addition, P&C segment ceded premium was up $665,000 or 10.4%, in 2019, compared to the same period last year, due to an increase in the cost of our catastrophe reinsurance.

Investment Gains (Losses):
Investment gains for the year ended December 31, 2019 were $3,055,000 compared to investment losses of $552,000 for the year ended December 31, 2018. One primary reason for the increase in 2019 investment gains, compared to the 2018 investment losses, was a gain on our company owned life insurance (COLI) investment of $1,792,000. In addition, in 2019, we had unrealized gains in our equity investments totaling $712,000 compared to unrealized losses in equity investments of $203,000 in 2018. We also recognized $233,000 in realized gains on the sale of equity securities in 2019.

Net Income:
For the year ended December 31, 2019, the Company had net income of $4,067,000, $1.61 income per share, compared to net income of $779,000, $0.31 income per share, for the same period last year. The primary reason for the increase in 2019 earnings compared to 2018 earnings was an increased in investment gains. Investments gains consisted of the gain on company owned life insurance along with gains on equity securities mentioned previously.

Pretax Income from Operations:
For the year ended December 31, 2019, our pretax income from operations was $1,525,000 compared to a pretax income from operations of $1,617,000 for the year ended December 31, 2018; a decrease of $92,000. As mentioned previously, catastrophe losses from Hurricane Michael in 2018 were partially offset by increased non-catastrophe wind and hail losses in 2019.

P&C Segment Combined Ratio:
For the year ended December 31, 2019, the P&C segment had a GAAP combined ratio of 100.1%. Reported claims from cat events totaling $6,623,000 combined with reported claims from non-catastrophe wind and hail totaling $9,133,000 increased the P&C segment combined ratio in 2019 by 28.9 percentage points. In comparison, for the year ended December 31, 2018, the P&C segment had a GAAP combined ratio of 101.3%. Reported claims from cat events totaling $9,138,000 (net of reinsurance recoveries) combined with reported claims from non-catastrophe wind and hail totaling $6,792,000 increased the P&C segment combined ratio in 2018 by 28.7 percentage points. Partially offsetting the increase in catastrophe losses and non-cat wind and hail losses in 2019 was a decrease in reported fire losses of $976,000 compared to the same period in the prior year.

Management Commentary on Financial Position

Selected Balance Sheet Highlights	December 31, 2019	December 31, 2018
	(UNAUDITED)
Invested Assets	$118,969,000	$112,690,000
Cash	$11,809,000	$5,676,000
Total Assets	$153,934,000	$144,231,000
Policy Liabilities	$78,472,000	$77,988,000
Total Debt	$14,164,000	$14,352,000
Accumulated Other Comprehensive Income (Loss)	$2,443,000	$(1,570,000)
Shareholders' Equity	$53,461,000	$45,866,000
Book Value Per Share	$21.11	$18.15

Invested Assets:
Invested assets as of December 31, 2019 were $118,969,000 compared to $112,690,000 as of December 31, 2018; an increase of 5.6%. The increase in invested assets was primarily due to a $4,910,000 increase in market value of fixed income securities available for sale. Significant declines in market interest rates over the past twelve months was the primary driver of the increase in market value of fixed income securities.

Cash:
The Company, primarily through its insurance subsidiaries, had $11,809,000 in cash and cash equivalents at December 31, 2019, compared to $5,676,000 at December 31, 2018. The primary reason for the increase in cash and cash equivalents compared to last year was timing in reinvestment of positive cash flow from operations.

Total Assets:
Total assets as of December 31, 2019 were $153,934,000 compared to $144,231,000 at December 31, 2018. Positive cash flow from insurance operations contributed to an increase in purchases of fixed maturity securities and a $4,910,000 increase in market value of our portfolio of fixed maturity securities further contributed to the increase in total assets for 2019.

Policy Liabilities:
Policy related liabilities were $78,472,000 at December 31, 2019, compared to $77,988,000 at December 31, 2018; an increase of $484,000 or 0.6%. Increases in life insurance reserves were partially offset by a decline in P&C reserves leading to a marginal increase in policy liabilities.

Debt Outstanding:
Total debt at December 31, 2019 was $14,164,000 compared to $14,352,000 at December 31, 2018. Debt was reduced $188,000 during 2019 primarily from the reduction of long-term debt in our holding company.

Shareholders' Equity:
Shareholders' equity as of December 31, 2019 was $53,461,000, up $7,595,000 compared to December 31, 2018 Shareholders' equity of $45,866,000. Book value per share was $21.11 at December 31, 2019, compared to $18.15 per share at December 31, 2018; an increase of 16.3% or $2.96 per share. The primary factors contributing to the increase in both book value per share and Shareholders' equity were net income of $4,067,000 and accumulated other comprehensive income of $4,013,000. The increase in accumulated comprehensive income was driven by increases in market value of our bond investments available for sale. Offsetting the increase in Shareholders' equity was shareholder dividends paid of $531,000.

The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property & casualty (P&C) and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in ten states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners, and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.